Exhibit 4.105

Power of Attorney

Principal: Wu Zhenhua

Address: No.6, Unit 4, Building 9, Liangdu, Liangdu Town, Lingshi County, Shanxi Province

Agent: Beijing Xinsi Yijia Technology Co., Ltd.

Registered address: Room 409, 4/F, Building 4, Courtyard 5, Shangdi East Road, Haidian District, Beijing

Scope of authorization:

The Principal Wu Zhenhua hereby irrevocably authorizes Beijing Xinsi Yijia Technology Co., Ltd. (or the third party designated thereby) to exercise the following rights as his/her representative in the validity period of the Power of Attorney:

The Principal fully authorizes Beijing Xinsi Yijia Technology Co., Ltd. (or the third party designated thereby) to exercise all the shareholder's voting rights he/she enjoys in accordance with the laws and the articles of association at the shareholders' meeting of Beijing Dingyuan Technology Co., Ltd. (hereinafter referred to as "Dingyuan Company"), including but not limited those related to the sale or transfer of all or any part of the equities he/she holds in Dingyuan Company and the designation and appointment of directors at the shareholders' meeting of Dingyuan Company as his/her authorized representative.

The Principal will assume legal liability for any authorized act carried out by the Agent on behalf of the Principal within the scope of authorization in accordance with the law.

Unless the Loan Agreement concluded by and between Beijing Xinsi Yijia Technology Co., Ltd. and Wu Zhenhua is terminated in advance for any reason, the Power of Attorney shall be valid for ten years as of the date when the Power of Attorney is signed. If the validity period of the Loan Agreement is extended, the validity period of the Power of Attorney will be automatically extended accordingly, and the extension will be calculated with taking the loan agreement finally concluded as the time point. Any and all matters relating to the Power of Attorney shall be governed by the laws of China. The Power of Attorney is written in Chinese.

Principal: /s/ Wu Zhenhua

June 23, 2014